                                                                     EXHIBIT 12


                           FLORIDA POWER CORPORATION
                       STATEMENT OF COMPUTATION OF RATIOS
                             (Dollars In millions)




RATIO OF EARNINGS TO FIXED CHARGES:


                                      Twelve Months Ended           Year Ended
                                           March 31                December 31,
                                      1999          1998         1998         1997
                                     ------        ------       ------       ------

NET INCOME                           $266.7        $140.5       $250.1       $135.9

Add:
      Operating Income Taxes          148.8          71.9        140.3         69.9
      Other Income Taxes                2.1            .6           .7           --
                                     ------        ------       ------       ------

Income Before Taxes                   417.6         213.0        391.1        205.8

Total Interest Charges                131.9         127.9        136.5        117.3
                                     ------        ------       ------       ------

Total Earnings (A)                   $549.5        $340.9       $527.6       $323.1

Fixed Charges (B)                    $131.9        $127.9       $136.5       $117.3
                                     ------        ------       ------       ------
Ratio of Earnings to
      Fixed Charges (A/B)              4.17          2.67         3.87         2.75
                                     ======        ======       ======       ======